Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement ("Agreement") is entered into by and between SHOE CARNIVAL, INC. (the "Company"), and MARK L. LEMOND ("Lemond").

Recitals

A. Lemond has been employed with the Company since 1988.  Lemond and the Company are parties to that certain Amended and Restated Employment and Noncompetition Agreement dated December 11, 2008 (the "Employment Agreement").

B. The Company and Lemond have agreed that Lemond will retire from the Company for health reasons effective October 27, 2012.

C. In recognition of Lemond's loyal service to the Company and in consideration of Lemond's release and waiver of any and all claims he may have against the Company Released Parties (as defined in Section 4 below) and his compliance with the other covenants of this Agreement, the Company is willing to provide certain special severance benefits to Lemond in accordance with the terms of this Agreement.  In exchange for certain special severance benefits as described in this Agreement, Lemond is willing to waive, and to release the Company Released Parties from, any and all rights or claims that he may have, and to abide by the covenants and provisions contained in this Agreement.

D. Lemond is a "specified employee" within the meaning of Section 409A(a)(2)(B) of the Internal Revenue Code of 1986, as amended ("Code"), such that any deferred compensation, within the meaning of Code Section 409A, that is payable to Lemond on account of his separation from service with the Company is subject to the six-month delay requirement of Code Section 409A(a)(2)(B).  Accordingly, the parties have designed the terms of the special severance benefits payable under Section 2 of this Agreement such that any amounts payable under that Section during the six-month period after Lemond's separation from service fall within an exemption from Code Section 409A under Treasury Regulation §1.409A-1(b)(4), for short-term deferrals payable within a limited time period following an involuntary separation, or §1.409A-1(b)(9), for a separation pay plan providing benefits in the event of separation and satisfying certain other conditions.  As such, the amounts payable under Section 2 and Section 3 during the six-month period following Lemond's separation from service were designed to comply with, and shall not violate, the exemption requirements specified in Treasury Regulation §§1.409A-1(b)(4) or (9).  Any payments under this Agreement that are not so exempt from Code Section 409A are, under the terms of this Agreement, payable on a date that is more than six months after Lemond's separation from service date.

Agreement

In consideration of the covenants and promises hereby provided, the actions taken pursuant thereto, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Lemond agree as follows:

1. Separation of Employment.  The Company and Lemond agree that Lemond's employment with the Company will terminate effective October 27, 2012 (the

"Separation Date").  Lemond hereby resigns, effective as of the Separation Date, from his positions of President and Chief Executive Officer and as a director of the Company and from any and all other positions he may hold with Company or any of its subsidiaries or other affiliates.  The parties agree that Lemond's termination is a retirement pursuant to Section 5.5 of the Employment Agreement.  The Company will pay Lemond his earned but unpaid salary through the Separation Date and any accrued but unused paid time off ("PTO") as of the Separation Date (such earned salary and accrued but unused PTO being collectively referred to as the "Final Wages").  The Company and Lemond acknowledge that his accrued but unused PTO as of October 27, 2012, totals twenty-one (21) days.  The Company will pay Lemond the Final Wages on or before the Company's first customary payroll date after the Separation Date.  Pursuant to Section 5.5 of the Employment Agreement, the Company will pay Lemond the amount of Four Hundred Twenty-five Thousand Dollars ($425,000.00). Lemond acknowledges that, except for the Final Wages and such payment pursuant to section 5.5, the Company has paid Lemond all salary, wages and other compensation to which Lemond is entitled in connection with Lemond's employment with the Company and that, except as provided in this Agreement, Lemond is not entitled to any additional compensation, including, without limitation, salary, wages, vacation, PTO or bonuses, from the Company or any other benefits under the Employment Agreement, including but not limited to cash severance payable in the event of a termination of his employment without cause.  Lemond will be entitled to continue to participate in the Company's employee benefit plans through the Separation Date.  The Company's obligation to pay Lemond the Final Wages is not contingent on Lemond's execution of this Agreement, and the Company will pay Lemond the Final Wages regardless of whether Lemond enters into this Agreement.

2. Special Severance Benefit.  Contingent on this Agreement becoming effective, the Company agrees to provide Lemond with the following severance benefit, which Lemond would not otherwise be entitled to receive.  The benefit shall be in the total gross sum of One Million Dollars ($1,000,000.00) (the "Severance Compensation"), to be paid in cash in a single lump sum, less all applicable payroll tax withholdings, within fifteen (15) days after this Agreement becomes effective (as set forth in Section 10 below).

3. Termination of Employee Benefits.  Lemond's eligibility to participate in the Company's employee benefits plans, including but not limited to participation in the Company's group health plan, retirement savings plan and other welfare or retirement plans, will terminate as of the Separation Date.  Except as expressly provided in this Agreement, Lemond's eligibility to participate in and/or receive employee perquisites, including but not limited to use of country club privileges, will terminate as of the Separation Date; provided, however Lemond shall retain the use of the automobile leased for him by the Company through the lease expiration date of December 31, 2012.   Effective immediately after the Separation Date, Lemond will become eligible to continue health and dental plan coverage for himself and his qualified beneficiaries pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), as amended.  To the extent Lemond elects to continue such coverage, the Company shall pay on Lemond's behalf, on a taxable basis, the monthly costs of such coverage for up to eighteen (18) months from the Separation Date.  The Company will provide Lemond with the applicable COBRA notices and election form as required by COBRA.

         4. General Release of Claims.  To the fullest extent permitted by applicable laws, Lemond hereby generally, irrevocably and unconditionally releases and forever discharges and covenants not to sue the Company and all of its parents, subsidiaries and affiliates and all of its and their current and/or former employees, officers, directors, shareholders, members, managers, representatives, agents, attorneys, employee benefit plans and their fiduciaries and administrators, and all persons acting by, through, or under or in concert with any of them, both individually and in their representative capacities (collectively, including without limitation the Company, the "Company Released Parties"), from any and all complaints, claims, demands, liabilities, damages, obligations, injuries, actions or rights of action of any nature whatsoever (including without limitation claims for damages, attorneys' fees, interest and costs), whether known or unknown, disclosed or undisclosed, administrative or judicial, suspected or unsuspected, that exist in whole or in part as of the date Lemond signs this Agreement, including, but not limited to, any claims based upon, arising out of or in any manner connected with Lemond's employment with the Company, the separation of Lemond's employment with the Company, the Employment Agreement and/or any acts, omissions or events occurring on or before the date Lemond signs this Agreement; provided, however, the Company and Lemond acknowledge that the foregoing release/covenant not to sue does not release or affect his rights under the Company's 2000 Stock Option and Incentive Plan and outstanding awards made thereunder.  Without limiting the generality of the foregoing, Lemond acknowledges that the foregoing release/covenant not to sue is to be construed as broadly as possible and includes, but is not limited to, and constitutes a complete waiver of, any and all possible claims Lemond has or may have against the Company Released Parties under or with respect to the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act), 29 U.S.C. § 621 et seq., the Civil Rights Act of 1964 and 1991, as amended, 29 U.S.C. § 2000(e), the Americans With Disabilities Act of 1990, as amended, 42 U.S.C. § 12,101 et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001 et seq., all other federal, state and local laws and statutes, all wrongful discharge or other state law claims and all contract claims or other theories of recovery as of the date Lemond signs this Agreement.  This Agreement does not prohibit Lemond from filing an administrative charge against the Company with the United States Equal Employment Opportunity Commission ("EEOC") relating to Lemond's employment with the Company; provided, however, Lemond waives and releases, to the fullest extent permitted by applicable law, any and all entitlement to any form of personal relief arising from such charge or any legal action relating to such charge.  If the EEOC or any other administrative agency or person brings a complaint, charge or legal action on Lemond's behalf or for Lemond's benefit against any of the Company Released Parties based on any acts, omissions or events occurring on or before the date Lemond signs this Agreement, Lemond hereby waives any rights to, and will not accept, any remedy obtained through the efforts of such agency or person.

5. Return of Company Property.  Lemond represents and covenants (a) that he will return, on or before the Separation Date, to the Company all property belonging to the Company, including, but not limited to, keys, access cards, files, equipment, business plans, financial statements, computer disks or files, documents and/or any such other Company property in Lemond's possession or custody or under Lemond's control, other than the automobile referred to in Section 3 of this Agreement and (b) that he will not retain copies of any the Company's files, documents or other property.

       6. Acknowledgement and Reaffirmation of Obligations under Employment Agreement.  Lemond hereby acknowledges and reaffirms his continuing responsibilities to the Company with respect to the covenants contained in Sections 7 and 8 of the Employment Agreement, which covenants shall survive the termination of Lemond's employment with the Company.

7. Cooperation.  Lemond agrees to cooperate with the Company in any work transition issues, including without limitation making himself reasonably available, if requested, to answer questions or otherwise provide information concerning business transition matters.  Lemond further agrees and covenants that if the Company desires Lemond to provide any information or testimony relating to any judicial, administrative or other proceeding involving the Company (or any of its subsidiaries or other affiliates), Lemond will cooperate in making himself reasonably available for such purposes and will provide truthful information and/or testimony.  The Company agrees to reimburse Lemond for all necessary and reasonable out-of-pocket expenses Lemond incurs in connection with such matters.  Should Lemond be served with a subpoena in any legal proceeding relating to the Company (or any of its subsidiaries or other affiliates), Lemond agrees:  (a) to inform the Company immediately of the subpoena; (b) to cooperate with the Company and its attorneys in preparing for any hearings, depositions or other formal process by which evidence is taken or received; and (c) to provide truthful evidence in response to questions that are within the scope of proper discovery.  Lemond further agrees to comply with any reasonable, lawful directions by the Company's attorneys should any litigation relating to the Company (or any of its subsidiaries or other affiliates) involve Lemond as a witness.

8. No Other Severance Benefits.  Lemond acknowledges that, except as expressly provided in this Agreement, he is not entitled to any other severance payments or other benefits under the Employment Agreement or any other plan or program that may be maintained by the Company, and Lemond hereby waives any and all rights he may have under any such agreement, plans or programs.

9. Section 409A Compliance.  The parties have designed the terms of the special severance benefit payable under Section 2 and Section 3 of this Agreement such that any amounts payable under that Section during the six-month period after Lemond's separation from service fall within an exemption from Code Section 409A under Treasury Regulation §1.409A-1(b)(4), for short-term deferrals payable within a limited time period following an involuntary separation, or §1.409A-1(b)(9), for a separation pay plan providing benefits in the event of separation and satisfying certain other conditions.   However, to the extent any payments under this Agreement constitute deferred compensation as defined in, and subject to, Code Section 409A, any such deferred compensation payments otherwise payable because of a separation from service will not be paid to Lemond prior to the first day of the seventh month following the month in which Lemond's last day of employment occurs.  Further, to the extent that any payments under this Agreement constitute deferred compensation subject to the requirements of Code Section 409A, the provisions of this Agreement applicable to such payments shall be interpreted and applied in a manner consistent with the standards for nonqualified deferred compensation plans established by Code Section 409A and its interpretive regulations and other regulatory guidance.  To the extent that any terms of this Agreement would subject Lemond to gross income inclusion, interest, or additional tax pursuant to Code Section 409A, those terms are to that extent superseded by, and shall be adjusted to the minimum extent necessary to satisfy, the applicable Code Section 409A standards.

10. Age Act Advisements.  Lemond acknowledges :  (a) that the Company has advised him that by entering into this Agreement, Lemond is waiving and releasing all claims against the Company Released Parties under the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act), 29 U.S.C. § 621 et seq., as of the date Lemond signs this Agreement; (b) that the Company has advised him to consult with an attorney prior to signing this Agreement; (c) that the Company has advised him that he has up to twenty-one (21) days to consider and accept this Agreement by signing and returning this Agreement to the Company; (d) that the Company has advised him that for a period of seven (7) days following Lemond's signing of this Agreement, Lemond may revoke this Agreement by written notice to the Company; and (e) this Agreement will not become effective, binding and enforceable until the seven-day revocation period has expired without Lemond having exercised his right of revocation.

11. No Admission.  This Agreement and the actions taken pursuant to this Agreement do not constitute an admission by either party of any wrongdoing or liability, and each party expressly denies any wrongdoing or liability.

12. Non-Disparagement.  Lemond agrees that, at any time during or after the date hereof, he will not make any negative comments concerning the Company or its board of directors, officers or employees or otherwise disparage or try to damage the reputation of any such persons.

13. Successors.  The Company shall have the right to assign this Agreement.  This Agreement shall inure to the benefit of and may be enforced by the Company and its successors and assigns, including, without limitation, by asset assignment, merger consolidation or other corporate reorganization.  Lemond shall not have the right to assign this Agreement.

14. Entire Agreement; Modification.  This Agreement constitutes the entire agreement of the parties with respect to the subject matter addressed herein and supersedes any prior agreements, understandings or representations, oral or written, with respect to the subject matter addressed in this Agreement except for the provisions of the Employment Agreement relating to the post-employment obligations of Lemond, including, without limitation, Section 5.9 (Compliance with Post-Employment Restrictions), Section 7 (Non-competition), Section 8 (Confidential or Proprietary Information), Section 9 (Remedies) and all related procedural provisions, which such sections and provisions shall remain in effect.  Lemond acknowledges that he does not have any continuing rights or claims under the Employment Agreement.  Lemond acknowledges that he is not relying on any representations, statements, promises or inducements, whether oral or written, made by the Company or its representatives except those expressly stated in this Agreement.  This Agreement may not be amended, supplemented, or modified except by a written agreement signed by both Lemond and a duly authorized officer of the Company.

15. Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Indiana, without application of its conflict of law rules.  The Company and Lemond agree that any legal action relating to this Agreement shall be commenced and maintained exclusively before any appropriate state court of record in Vanderburgh County, Indiana, or in the United States District Court for the Southern District of Indiana, Evansville Division, and the parties hereby submit to the jurisdiction and venue of such courts and waive any right to challenge or otherwise object to personal jurisdiction or venue in any action commenced or maintained in such courts.  This Agreement is the result of negotiations between the parties, and no party shall be deemed to be the drafter of this Agreement.  The language of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either party.

16. Severability; Reformation.  The provisions of this Agreement are separate and divisible, and to the extent any provision or portion of this Agreement is determined to be unenforceable or invalid for any reason, such unenforceability or invalidity shall not affect the enforceability or validity of the remainder of the Agreement.  If any particular provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, including, without limitation, the time period, geographical area and/or scope of activity covered by any restrictive covenant, provision or clause, such covenant, provision or portion shall automatically be deemed reformed such that the contested covenant, provision or portion will have the closest effect permitted by applicable law to the original form and shall be given effect and enforced as so reformed to whatever extent would be reasonable and enforceable under applicable law.  The Company and Lemond agree that any court interpreting any restrictive covenant or other provision of this Agreement shall, if necessary, reform any such provision to make it enforceable under applicable law.

17. Counterparts.  This Agreement may be executed in one or more counterparts (or upon separate signature pages bound together into one or more counterparts), all of which taken together shall constitute but one agreement.  Signatures transmitted by facsimile or other electronic means are acceptable the same as original signatures for execution of this Agreement.

18. Acknowledgment.  Lemond acknowledges that he has read this Agreement, that he has had ample time to consider this Agreement, that he has had the opportunity to consult with his own attorney concerning this Agreement if he so chooses, and that he is knowingly and voluntarily entering into this Agreement.

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IN WITNESS WHEREOF, the Company and Lemond have executed this Agreement on the dates indicated below, intending it to become effective as set forth above.

 LEMOND                                                                                                              SHOE CARNIVAL, INC.

 /s/ Mark L. Lemond                                                                              By:          /s/ J. Wayne Weaver
 Mark L. Lemond                                                                                                   J. Wayne Weaver
 Chairman of the Board

 Date: October 17, 2012                                                                                        Date: October 17, 2012